Exhibit 99.1

PEABODY ENERGY News Release

CONTACT: Vic Svec (314) 342-7768
FOR IMMEDIATE RELEASE
Aug. 25, 2010
PEABODY ENERGY (NYSE: BTU) ANNOUNCES
CLOSING OF $650 MILLION OF 6.5% SENIOR NOTES DUE 2020
ST. LOUIS, Aug. 25 — Peabody Energy announced today the closing of its previously announced offering of $650 million of 6.5% senior notes due 2020 under its shelf registration statement.
     On Aug. 11, 2010, Peabody commenced an offer to purchase for cash any and all of its outstanding 6 7/8% senior notes due 2013. Peabody plans to use the net proceeds from the sale of the new notes to fund the offer and to redeem any 2013 notes not tendered in connection with the offer.
     A prospectus supplement and accompanying prospectus describing the terms of the offering was filed with the Securities and Exchange Commission. Banc of America Securities LLC served as lead book-running manager and representative of the underwriters for the offering. Copies of the prospectus supplement and accompanying prospectus for the offering may be obtained from: Banc of America Securities LLC, Attention: Prospectus Department, 100 West 33rd Street, 3rd Floor, New York, NY 10001, 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com.
     Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company and a global leader in clean coal solutions. With 2009 sales of 244 million tons and $6 billion in revenues, Peabody fuels 10 percent of U.S. power and 2 percent of worldwide electricity.
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